Exhibit 2.2

BOON INDUSTRIES, INC.

ACTION OF THE BOARD OF DIRECTORS BY
UNANIMOUS WRITTEN CONSENT

March 2, 2020

The undersigned, constituting all of the members of the Board of Directors of Boon Industries, Inc., an Oklahoma corporation pursuant to §18-1033 of the Oklahoma Statutes, as amended (the “Law”) hereby severally and collectively consent to the adoption of the following resolutions by unanimous written consent in lieu of a meeting of the Board of Directors:

WHEREAS, the Board of Directors of the Company deems it advisable and in the Company’s best interest that the Company approve and complete Asset Purchase Agreement by and among Boon Industries, Inc., an Oklahoma corporation and Matrix of Life Tech, Trust, an Oregon Trust; and

WHEREAS, the Board deems it advisable and in the Company’s best interest to acquire the IP and Assets of Matrix of Life Tech, Trust, valued at One Thousand (1,000) Preferred Series B Shares, Fifty Thousand (50,000) Preferred Series A Shares and Thirty Million (30,000,000) shares of common stock of Boon Industries, Inc, as set forth in EXHIBIT “A” of the Asset Purchase Agreement;

NOW, THEREFORE, BE IT RESOLVED, that the Board be, and it hereby is, authorized to complete the Asset Purchase Agreement in substantially the same form attached hereto as EXHIBIT “A”, and directs the issuance, of Boon Industries, Inc. shares, pursuant to the Asset Purchase Agreement; and

RESOLVED FURTHER, that the Company’s President is hereby authorized and directed to issue and Deliver to Justin Gonzalez, One Thousand (1,000) Preferred Series B Shares, Fifty Thousand (50,000) Preferred Series A Shares and Thirty Million (30,000,000) shares of common stock of Boon Industries, Inc, for Matrix of Life Tech, Trust, IP and Assets pursuant to the Asset Purchase Agreement;

This action may be signed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one instrument. Any copy, facsimile telecommunication or other reliable reproduction of this consent may be substituted or used in lieu of the original consent for any and all purposes for which the original consent could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original consent. This action was executed effective as of the date first above written.

BOARD OF DIRECTORS:

BOON INDUSTRIES, INC.

an Oklahoma corporation

Mike Schatz, President, CEO,
Secretary, Treasurer, and Director